Exhibit 5.1
August 16, 2005
Devon Energy Corporation
20 North Broadway, Suite 1500
Oklahoma City, Oklahoma 73102

Re:	Devon Energy Corporation 2005 Long-Term Incentive Plan
Ladies and Gentlemen:
     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission in connection with the proposed issuance of up to 32,000,000 shares of its Common Stock, par value $0.10 per share, (the “Common Stock”), pursuant to the terms of the 2005 Long-Term Incentive Plan (the “Plan”) of Devon Energy Corporation, a Delaware corporation (the “Company”).
     We have also examined the Company’s Restated Certificate of Incorporation, Amended and Restated Bylaws, the Plan, resolutions of the Board of Directors and stockholders of the Company and such other Company records, instruments, certificates and documents as we considered necessary or appropriate to enable us to express this opinion.
     Based upon the foregoing, we are of the opinion that the Common Stock has been duly authorized for issuance and, when issued and delivered in accordance with the Plan, will constitute validly issued, fully paid and nonassessable shares of the Company.
     We consent to the filing of this opinion as an exhibit to the Registration Statement.
Very truly yours,
/s/ McAfee & Taft A Professional Corporation